Exhibit 99.1

                  Edge Petroleum Third Quarter Operating Update

    HOUSTON, Oct. 21 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today the results of its third quarter operations and provided an update on future operations and other corporate activity. Eleven wells were logged during the third quarter. Eight wells were successfully completed and all but one is currently producing. Three wells were dry holes, for a success rate of 73% for the quarter. Through the end of the third quarter, Edge has drilled 28 wells with 6 dry holes for a year-to-date success rate of 79%.

    Edge's third quarter production exit rate, including the previously reported South Texas acquisition, was approximately 28.5 MMcfe per day. Total production for the third quarter is estimated to be 2.2 Bcfe, an increase of approximately 25% over the second quarter. Edge's daily production rate has increased approximately 84% since December 31, 2002.

    In Edge's O'Connor Ranch East development program, three wells were drilled with no dry holes, bringing the total wells drilled in this program to
13. One additional well location is waiting upon regulatory approval to drill and should spud late this year or early in 2004.

    Two wells, the Loudon-Lopez #4 (Edge 5.625% APO W.I.) and the
ChevronTexaco Lopez #9 (Edge 31% W.I.), were drilled successfully in the Encinitas development program. The wells are expected to be producing to sales by the end of the month. Edge currently expects to drill two to three more wells in this program before the end of 2003.

    In Edge's Gato Creek Field, two development wells were drilled and put on production during the third quarter. Edge operates and has a 97% W.I. in both wells. Edge expects to drill one to two more wells in this field before year-end.

    In Montana, at Edge's Bayhorse project three wells were drilled during the quarter. All three, two Minnelusa tests and one Dakota test, were dry holes. Currently, Edge is drilling a fourth exploratory test, which is expected to be followed up immediately by a fifth well planned to test the Muddy Sandstone section.

    In Edge's new core exploration area in southeast New Mexico, the first Grayburg/San Andres well was successfully drilled and is expected to be put on production shortly. An outside-operated Morrow test (Edge W.I. 3.9%) recently reached total depth and is currently being prepared for completion. Detailed geologic and land evaluations are continuing with several additional wells planned for the balance of 2003 and 2004 targeting the Grayburg/San Andres, Wolfcamp, Strawn, Atoka and Morrow sections.

    John W. Elias, Edge's Chairman, President and CEO reported, "The steady growth in our successful drilling program has resulted in continued production growth and increased financial flexibility. Our quarter end production exit rate with the recently closed South Texas acquisition is a record for Edge. Our activity is continuing to run at a high level and I expect we will meet our increased drilling projections for 2003 and anticipate a similar level of activity in 2004. In addition, we recently signed a letter of intent for a small acquisition in our core south Texas area, which should close before year-end. This acquisition will only add 0.5 to 1.0 Bcfe of reserves, but will allow us to take over operations in wells where we are currently a minority owner and accelerate the drilling of a proved undeveloped opportunity."

    Edge Petroleum is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.


    The information presented herein may contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling, production and operating risks, risks related to exploration and development, uncertainties about the estimates of production, reserves, competition, government regulation and the ability of the company to meet its stated business goals. Additional information concerning factors that could cause actual results to differ is contained in the Company's SEC filings.



SOURCE  Edge Petroleum Corporation
    -0-                             10/21/2003
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU: